UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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JPMORGAN CHASE & CO.

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Additional proxy materials

Commencing May 11, 2011, JPMorgan Chase & Co. sent the following communication to certain shareholders.

JPMorgan Chase Proxy Discussion Topics:

•	Proposal 3: Advisory Vote on Executive Compensation (Say on Pay)

•	Proposal 5: Approval of Amendment to Long-Term Incentive Plan

JPMorgan Chase & Co. (JPMC) believes shareholders may find additional comment on each of the above two proposals helpful in light of ISS recommendations against both proposals, JPMC also notes that Glass Lewis recommended in favor of both proposals.

Below are summary comments and additional background on each of the proposals.

Advisory Vote on Executive Compensation (Say on Pay)

Shareholders supported management’s Say on Pay proposals in 2009 and 2010, with an average vote in favor of 96%. ISS and Glass Lewis recommended in favor each year. JPMC’s Board of Directors has followed consistent compensation practices since then, determining compensation for the CEO and other Named Executive Officers following a disciplined but not formulaic application of business judgment, as detailed in the proxy statement.

In 2011, ISS did not find a pay for performance disconnect between CEO compensation and total shareholder return (TSR) under ISS’s standard test for this measure, but ISS nevertheless chose to recommend against JPMC’s Say on Pay proposal “[i]n light of above-median CEO pay coupled with a discretionary-nature in the company’s executive compensation program…”

In summary, JPMC believes:

•

“Above-median” pay is not an appropriate trigger for voting against JPMC’s Say on Pay proposal. JPMC is larger than the seven companies in ISS’s comparison group in terms of net income, revenues and capitalization. Two of the companies in the comparison group had unusually low CEO compensation and one was an insurance company. That JPMC’s CEO compensation is above the median is consistent with its size, complexity and performance.

•

JPMC’s compensation determinations are disciplined but not formulaic. JPMC has a structured process to determine and review business priorities on an annual basis, to communicate them to investors and to assess results at year-end. Annual compensation is set in the context of a longer-term assessment of the performance of the firm, the line of business and the individual. In the proxy, JPMC discusses its annual performance to provide reference and also refers shareholders to line of business CEO letters in the annual report for a more full understanding of LOB priorities and performance. The reasons given for compensation determinations reflect a longer-term view of priorities and performance. This was made clear in commenting on the CEO’s compensation, noting

•

The Firm has come through the worst economic storm in recent history stronger than ever, and a major part of the Firm’s success is due to Mr. Dimon’s long-term vision, leadership, disciplined approach and business acuity. JPMorgan Chase out-performed its financial services peers over the last three years and continues to be in a stronger position to invest in future initiatives to support the Firm’s growth strategy.

“Above-median” CEO pay

JPMC is larger than the seven companies in ISS’s comparison group (American Express, Bank of America, Citigroup, Metlife, Goldman Sachs, US Bancorp and Wells Fargo) in terms of revenues and net income, as well as capitalization. It is consistent with the greater size, complexity and performance of JPMC that its CEO’s compensation would exceed the “median” of the group, and that factor should not serve as a basis for recommending against JPMC’s say on pay proposal.

Moreover, the “median” for this comparison group is not meaningful.

•

Bank of America and Citigroup do not provide meaningful comparisons because their circumstances caused CEO compensation to be structured within prescribed limits that significantly differed from that of the other companies so that they should be excluded in any statistically reasonable comparison process.

•

ISS uses Equilar to calculate the value of options. Their methodology resulted in the JPMC CEO’s option component being valued at $13.2 million, more than twice JPM’s proxy valuation of $6.2 million. As a result, his total compensation was reported as 21% higher than his actual compensation.

•	Metlife is in a fundamentally different business and not relevant for this comparison purpose.

Approval of Amendment to Long-Term Incentive Plan

JPMC passed ISS’s burn-rate test but did not pass ISS’s shareholder value transfer test. The shareholder value transfer test reflects overhang from outstanding grants plus the requested authorization. Overhang remained relatively constant over the past five years at approximately 12.4% of average shares outstanding. As of February 28, 2011, overhang had declined to 8.1%, reflecting option expirations and a more normalized representation of current practice

Burn-rate is a measure based on average annual granting practices. JPMC meets ISS’s burn-rate test and believes burn-rate is the more relevant measure because JPMC seeks to continue existing grant practices.

Equity constituted approximately two-thirds of compensation to the Named Executive Officers and other members of JPMC’s Operating Committee. Approximately 30,000 employees participate in the Plan, and for all employees, incentive compensation is subject to a firmwide cash-stock table under which incentive compensation starting at $20,000 is awarded 10% in the form of RSUs, with the RSU percentage increasing as the incentive compensation increases. Regulatory interest in equity-linked compensation has increased, and in some jurisdictions a greater percentage of equity than under the firmwide table is awarded because of local regulatory reasons.

Over the past five years, equity-related compensation expense averaged 11.1% of total compensation expense and actual shares issued averaged 1.6% of average shares outstanding in each year. Share count is expected to be neutralized through JPMC’s buy-back program.

As proposed, the authorization would be expected to last for four years to 2015, but JPMC expects to return to shareholders in three years, in 2014, when one year’s capacity is expected to remain.

•	RSUs are used in lieu of cash

•	Meets regulatory expectations for deferral of compensation in the form of shares or equivalents

•	The proposed amount and tenor is consistent with JPMC’s targeted grant rate of 2% per year for four years

•	Shares issued have averaged only 1.6% per year over the past five years of average shares outstanding in each year

•	Share count expected to be neutralized through JPMC’s buy-back program

•	This has effectively the same result as if JPMC had used cash

Additional Background

Additional background on Advisory Vote on Executive Compensation (Say on Pay)

Disciplined but not formulaic compensation determinations

Compensation determinations are disciplined but not formulaic. Compensation is determined based on business judgment following a disciplined process that considers factors the Board and management believes relevant to building shareholder value while protecting the firm’s fortress balance sheet. JPMC describes the factors commonly considered at page 18 in the proxy:

•	Financial performance – operating earnings; revenue growth; expense management; return on capital; capital and liquidity management; quality of earnings.

•

Leadership skills – contribution across business lines; establishing, refining and executing long-term strategic plans; focusing on doing what’s best for JPMC’s clients and customers; attracting, developing and retaining highly effective and diverse leaders; executing acquisition integration tasks; building an inclusive culture; supporting the Firm’s values.

•

Investing in the business – investing for growth (business expansion and technology); executing other major projects; achieving and maintaining market leadership positions in key businesses; supporting and strengthening the communities we serve worldwide.

•	Innovation – improving client satisfaction; improving operational efficiency; thinking beyond one’s own business.

•	Risk and control management – credit and risk management; maintaining compliance and controls; protecting the Firm’s integrity and reputation.

JPMC also described the process for considering annual priorities as part of this disciplined process and communicating priorities and results to shareholders, noting at page 14 in the proxy:

Business specific objectives are evaluated at various points during the year, including during the budget process and monthly business reviews. Our businesses review their priorities with investors at our annual Investor Day, held most recently on February 15, 2011. The CEO of each line of business has written a letter in the Annual Report about his or her respective business to review 2010 results and the outlook for the future. We recommend reading those letters for a fuller understanding of LOB priorities and performance, as well as the Chairman’s letter to shareholders.

Long-term focus

ISS incorrectly states that JPMC has a “focus on short-term- (prior year) performance”. JPMC included specific performance factors related to 2010 at page 13 of the proxy statement and in Appendix D at page 59 to evidence concrete performance factors relevant to a disciplined determination of compensation. This is evidenced by the factors cited for the CEO compensation which reflect the full duration of the financial crises and a multi-year view:

James Dimon. Mr. Dimon’s leadership of JPMorgan Chase continues to have enormous value for our customer franchises and our shareholders. He was a stabilizer during the crisis and showed unparalleled leadership in preparing the Firm as the crisis began to unfold, in managing for the possibility of even more severe circumstances, in continuing to serve the Firm’s clients and in preparing for eventual business recovery. His unrelenting discipline around a fortress balance sheet and strong business and functional management teams enabled the Firm to absorb two failed institutions, Bear Stearns and Washington Mutual, helping to avoid added stress on the financial system and providing new opportunities for JPMorgan Chase. In 2010, our relative strength allowed us to focus on our core strategies and continue to invest in our franchise businesses.

The Firm has come through the worst economic storm in recent history stronger than ever, and a major part of the Firm’s success is due to Mr. Dimon’s long-term vision, leadership, disciplined approach and business acuity. JPMorgan Chase out-performed its financial services peers over the last three years and continues to be in a stronger position to invest in future initiatives to support the Firm’s growth strategy.

Likewise for other NEOs, there is clear reference to consideration of longer-term performance, for example: Mr. Braunstein (Mr. Braunstein provided strong and effective leadership of Investment Banking for the Americas since 2008…He helped build our leading client franchise in the Investment Bank over the past decade …) and Ms. Drew (responsible for measuring, monitoring and managing the Firm’s liquidity, interest rate risk and foreign exchange risk, each of which were critical in managing through the past three years….)

ISS incorrectly categorizes JPMC as a company that “discloses that it does not have stock ownership guidelines or does not disclose stock ownership guidelines for the CEO.” JPMC has a stock retention requirement applicable to members of the Operating Committee and notes changes made during 2010. JPMC has had a stock ownership requirement based on required retention of a percentage of equity since 2002, and the CEO and other NEOs have maintained stock ownership at least equal to such requirement.

Additional background on Approval of Amendment to Long-Term Incentive Plan (Plan)

As described in the proxy at pages 36 to 38:

•	JPMorgan Chase is seeking shareholder approval to amend the Plan by:

•	Authorizing 240 million additional shares and extending the term to May 31, 2015

•	Including carryover, a total of 315 million shares

•	Proposed amount and tenor is consistent with JPMC’s targeted grant rate of 2% per year for four years

•	Equity is a fundamental and consistent part of JPMC’s total compensation approach

•	Furthers employee retention and alignment with shareholders

•	Meets regulatory expectations for deferral of compensation in the form of shares or equivalents

•	Is granted based on a firmwide cash/stock table

•	Approximately 30,000 employees participate in the Plan

•	RSUs are used in lieu of cash

•	Economic impact to the Firm of stock versus cash is comparable

•	Share count expected to be neutralized through the buy-back program

•	This has effectively the same result as if we had used cash

•	JPMC would use less desirable alternatives for competitive compensation, including cash, if amendment not approved

•	Unusual economic conditions over past two years and acquisition of Bear Stearns and Washington Mutual resulted in grant rate above target

•	JPMC has been a careful steward in developing and administering a balanced program that is responsive to shareholder interests

•	Over the past five years:

•	Equity-related compensation expense averaged 11.1% of total compensation expense

•

Overhang (total grants outstanding at end of year) remained relatively constant at approximately 12.4% of average shares outstanding, reflecting past grant practice. As of February 28, 2011, overhang was 8.1% of average shares outstanding in 2010, reflecting principally the expiration of options awarded in 2000 and a more normalized representation of current practice

•	Actual shares issued averaged 1.6% of average shares outstanding in each year